UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 19, 2006
Pizza Inn, Inc.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	0-12919 (Commission File Number)	47-0654575 (IRS Employer Identification No.)

3551 Plano Parkway, The Colony, Texas (Address of principal executive offices)	75056 (Zip Code)
Registrant’s telephone number, including area code (469) 384-5000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting for Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
SIGNATURES

Item 3.01 Notice of Delisting for Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
          On December 19, 2006, Pizza Inn, Inc. notified The NASDAQ Stock Market that Pizza Inn is aware that Pizza Inn fails to satisfy the audit committee composition requirements under NASDAQ Marketplace Rule 4350(d)(2)(A) due to one vacancy on the Audit Committee of the Board of Directors of Pizza Inn.
          NASDAQ Marketplace Rule 4350(d)(2)(A) requires an audit committee of at least three members, each of whom must, among other requirements, be independent as defined under NASDAQ Marketplace Rule 4200(a)(15) and meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (subject to the exemptions provided in Exchange Act Rule 10A-3(c)). Pizza Inn failed, effective as of the date of the most recent annual meeting of shareholders of Pizza Inn on December 13, 2006, and continues to fail, to satisfy NASDAQ Marketplace Rule 4350(d)(2)(A) due primarily to the fact that (i) John D. Harkey, Jr., a former qualified member of the Audit Committee, did not stand for reelection as a director at the meeting and (ii) the Board has made an affirmative determination that James K. Zielke and Steven M. Johnson, who were elected as directors at the meeting, do not meet the criteria for independence set forth in Exchange Act Rule 10A-3(b)(1), and thus may not serve as members of the Audit Committee.
          Pizza Inn anticipates relying on the cure period under NASDAQ Marketplace Rule 4350(d)(4)(B), which provides that Pizza Inn shall have until the earlier of the next annual shareholders meeting or one year from the occurrence of the event that caused the failure to comply with the audit committee composition requirements under NASDAQ Marketplace Rule 4350(d)(4)(B). Pizza Inn has determined to search for a qualified director to fill the vacancy on the Audit Committee and anticipates regaining compliance with the audit committee composition requirements under NASDAQ Marketplace Rule 4350(d)(4)(B) within the applicable cure period. If Pizza Inn is unable to meet the audit committee compliance requirements under NASDAQ Marketplace Rule 4350(d)(4)(B) within the applicable cure period, Pizza Inn may not be able to maintain its Nasdaq listing.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pizza Inn, Inc.
Date: December 19, 2006	By:	/s/ Timothy P. Taft
Timothy P. Taft,
President and Chief Executive Officer